IMG MUTUAL FUNDS, INC.


                                EXHIBIT # 5(a)(2)

                                       TO

                         POST-EFFECTIVE AMENDMENT NO. 7

                        FORM N-1A REGISTRATION STATEMENT

                            TRANSFER AGENCY AGREEMENT

         AGREEMENT made as of the ___ th day of ________________, 1997, between IMG Mutual Finds, Inc., ("IMG Funds"), a Maryland corporation having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312-5338, and Investors Management Group ("IMG"), an Iowa corporation having its principal place of business at 2203 Grand Avenue, Des Moines, Iowa 50312-5338.

         WHEREAS, IMG Funds desires that IMG perform certain services (See Schedule A) for the IMG Funds, and for each of its series identified on Schedule B hereto, as such Schedule shall be amended from time to time, denominates as funds and whose shares of beneficial interest comprise from time to time the shares of the IMG Funds (individually referred to herein as a "Fund" and collectively as the "Funds");

         WHEREAS, IMG is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. SERVICES. IMG shall perform for the IMG Funds the transfer agent services set forth in Schedule A hereto.

         IMG also agrees to perform for the IMG Funds such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. IMG shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

         IMG may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the IMG Funds (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of IMG and not the agent of the IMG Funds or such Fund, and the IMG shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieve of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2. FEES. The IMG Funds shall pay IMG for the services to be provided by IMG under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. IMG may increase the fees it charges pursuant to the fee schedule; provided, however, that IMG may not increase such fees until the expiration of the Initial Term of this Agreement (as defined below), unless the IMG Funds otherwise agrees to such change in writing. Fees for any additional services to be provided by IMG pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

         3. REIMBURSEMENT OF EXPENSES. In addition to paying IMG the fees described in Section 2 hereof, the IMG Funds agrees to reimburse IMG for IMG's out-of-pocket expenses in providing services hereunder, including without limitation, the following:

         A. All freight and other deliver and bonding charges incurred by IMG in delivering materials to and from the IMG Funds and in delivering all materials to shareholders;

         B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by IMG in communication with the IMG Funds, the IMG Funds' investment advisor or custodian, dealers, shareholders or others as required for IMG to perform the services to be provided hereunder;

         C. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by IMG for the performance of the services to be provided hereunder;

         D. The cost of microfilm or microfiche of records or other materials; and

         E. Any expenses IMG shall incur at the written direction of an officer of the IMG Funds thereunto duly authorized.

         4. EFFECTIVE DATE. This Agreement shall become effective as of the date first written above (the "Effective Date").

         5. TERM. This Agreement shall continue in effect unless earlier terminated by either party hereto as provided hereunder, for an initial term until _______________ ___, ____ (the "Initial Term"). Thereafter, this Agreement shall continue in effect unless either party hereto terminates this Agreement by giving 90 days' written notice to the other party, whereupon this Agreement shall terminate automatically upon the expiration of said 90 days; provided, however, that after such termination, for so long as IMG, with the written consent of the IMG Funds, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by IMG but unpaid by the IMG Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. IMG shall be entitled to collect from the IMG Funds, in addition to the fees and disbursements provided by Section 2 and 3 hereof, the amount of all of IMG's cash disbursements and a reasonable fee (which fee shall be not less than one hundred and two percent (102%) of the sum of the actual costs incurred by IMG in performing such service) for services in connection with IMG's activities in effecting such termination, including without limitation, the delivery to the IMG Funds and/or its distributor or investment advisor and/or other parties, of the IMG Funds' property, records, instruments and documents, or any copies thereof. Subsequent to such termination, IMG, for a reasonable fee, will provide the IMG Funds with reasonable access to any IMG Funds documents or records, remaining in its possession. Further, this Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause", in either case on not less than 60 days' notice by the IMG Funds' Board of Directors or by IMG.

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein.

         If, for any reason other than "cause" as defined above, IMG is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by IMG under this Agreement (excluding any Sub-transfer Agent appointed by IMG as provided in Section 1 hereof), then the IMG Funds shall made a one-time cash payment, as liquidated damages, to IMG equal to the balance due IMG for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the IMG Funds on the date IMG is replaced, or a third party is added, will remain constant for the remainder of the contract term.

         6. UNCONTROLLABLE EVENTS. IMG assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         7. LEGAL ADVICE. IMG shall notify the IMG Funds at any time IMG believes that it is in need of the advice of counsel (other than counsel in the regular employ of IMG or any affiliated companies) with regard to IMG's responsibilities and duties pursuant to this Agreement; and after so notifying the IMG Funds, IMG, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the IMG Funds or Funds unless relating to a matter involving IMG's willful misfeasance, bad faith, gross negligence or reckless disregard with respect to IMG's responsibilities and duties hereunder and IMG shall in no event be liable to the IMG Funds or any Fund or any shareholder or beneficial owner of the IMG Funds for any action reasonably taken pursuant to such advice.

         8. INSTRUCTIONS. Whenever IMG is requested or authorized to take action hereunder pursuant to instructions from a shareholder; or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, IMG shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by IMG to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the IMG Funds or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the IMG Funds or any other person authorized by the IMG Funds' Board of Directors or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, IMG may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the IMG Funds relating to the Funds to the extent that such services are described therein unless IMG receives written instructions to the contrary in a timely manner from the IMG Funds.

         9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. IMG shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the IMG Funds for any action taken or omitted by IMG in the absence of bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties. The IMG Funds agrees to indemnify and hold harmless IMG, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to IMG's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to IMG by the IMG Funds, the investment advisor and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of IMG in cases of its own bad faith, willful misfeasance, gross negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, IMG shall give the IMG Funds written notice of and reasonable opportunity to defend against said claim in its own name or in the name of IMG.

         10. RECORD RETENTION AND CONFIDENTIALITY. IMG shall keep and maintain on behalf of the IMG Funds all books and records which the IMG Funds or IMG is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, relating to the maintenance of books and records in connection with the services to be provided hereunder. IMG further agrees that all such books and records shall be the property of the IMG Funds and to make such books and records available for inspection by the IMG Funds or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the IMG Funds and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the IMG Funds, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         11. REPORTS. IMG will furnish to the IMG Funds and to its properly-authorized auditors, investment advisors, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the IMG Funds in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The IMG Funds agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that any errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reports within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the IMG Funds and any other recipient, and IMG shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the IMG Funds.

         12. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by IMG under this Agreement are the property of IMG. All records and other data except such computer programs and procedures are the exclusive property of the IMG Funds and all such other records and data will be furnished to the IMG Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13. RETURN OF RECORDS. IMG may at its option at any time, and shall promptly upon the IMG Funds' demand, turn over to the IMG Funds and cease to retain IMG's files, records and documents created and maintained by IMG pursuant to this Agreement which are no longer needed by IMG in the performance of its services or for its legal protection. If not so turned over to the IMG Funds, such documents and records will be retained by IMG for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the IMG Funds unless the IMG Funds authorizes in writing the destruction of such records and documents.

         14. BANK ACCOUNTS. The IMG Funds and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the IMG Funds, as are necessary in order that IMG may perform the services required to be performed hereunder. To the extent that the performance of such services shall required IMG directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the IMG Funds and Funds shall provide such bank or banks with all instructions and authorizations necessary for IMG to effect such disbursements.

         15. REPRESENTATIONS OF THE IMG FUNDS. The IMG Funds certifies to IMG that: (A) as of the close of business on the Effective Date; each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (B) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the IMG Funds may be sold by the IMG Funds from its treasury; and
(C) this Agreement has been duly authorized by the IMG Funds and, when executed and delivered by the IMG Funds, will constitute a legal, valid and binding obligation of the IMG Funds, enforceable against the IMG Funds in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         16. REPRESENTATIONS OF IMG. IMG represents and warrants that: (A) IMG has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended, required in connection with the performance of its duties under this Agreement; and (B) the various procedures and systems which IMG has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the IMG Funds and IMG's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         17. INSURANCE. IMG shall notify the IMG Funds should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. IMG shall notify the IMG Funds of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the IMG Funds from time to time as may be appropriate of the total outstanding claims made by IMG under its insurance coverage.

         18. INFORMATION TO BE FURNISHED BY THE IMG FUNDS AND FUNDS. The IMG Funds has furnished to IMG the following:

         A. Copies of the Articles of Incorporation of the IMG Funds and any amendments thereto, certified by the proper official of the state in which such Articles of Incorporation has been filed.

         B.       Copies of the following documents:

                  1.  The IMG Funds' By-Laws and any amendments thereto;

                  2. Certified copies of resolutions of the Board of Directors covering the following matters:

                       a. Approval of this Agreement and authorization of a specified officer of the IMG Funds to execute and deliver this Agreement and authorization for specified officers of the IMG Funds to instruct IMG hereunder; and

                       b. Authorization of IMG to act as Transfer Agent for the IMG Funds on behalf of the Funds.

         C. A list of all officers of the IMG Funds, together with specimen signatures of those officers, who are authorized to instruct IMG in all matters.

         D. Two copies of the following (if such documents are employed by the IMG Funds):

                  1.  Prospectuses and Statement of Additional Information;

                  2.  Distribution Agreement; and

                  3.  All  other  forms  commonly  used by the IMG  Funds or its
                      Distributor  with  regard  to  their   relationships   and
                      transactions with shareholders of the Funds.

         E. A certificate as to shares of beneficial interest of the IMG Funds authorized, issued, and outstanding as of the Effective Date of IMG's appointment as Transfer Agent (or as of the date on which IMG's services are commenced, whichever is the later date) and as to receipt of full consideration by the IMG Funds for all shares outstanding, such statement to be certified by the Treasurer of the IMG Funds.

         19. INFORMATION FURNISHED BY IMG. IMG has furnished to the IMG Funds the following:

         A.       IMG's Articles of Incorporation.

         B.       IMG's Code of Regulations and any amendments thereto.

         C. Certified copies of actions of IMG covering the following matters:

                  1.  Approval  of  this  Agreement,   and  authorization  of  a
                      specified officer of IMG to execute and deliver this Agreement;

                  2. Authorization of IMG to act as Transfer Agent for the IMG Funds.

         D. A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

         20. AMENDMENTS TO DOCUMENTS. The IMG Funds shall furnish IMG written copies of any amendment to, or changes in, any of the items referred to in
Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the IMG Funds agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the IMG Funds which might have the effect of changing the procedures employed by IMG in providing the services agreed to hereunder or which amendment might affect the duties of IMG hereunder unless the IMG Funds first obtains IMG's approval of such amendments or changes.

         21. RELIANCE ON AMENDMENTS. IMG may rely on any amendments to or changes in any of the documents and other items to be provided by the IMG Funds pursuant to Sections 18 and 20 of this Agreement and the IMG Funds hereby indemnifies and holds harmless IMG from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of IMG in reasonable reliance upon such amendments and/or changes. Although IMG is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, IMG shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the IMG Funds first obtains IMG's written consent to and approval of such amendments or changes.

         22. COMPLIANCE WITH LAW. Except for the obligations of IMG set forth in
Section 10 hereof, the IMG Funds assumes full responsibility for the preparation, contents and distribution of each Prospectus of the IMG Funds as to compliance with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction. IMG shall have no obligation to take cognizance of any laws relating to the sale of the IMG Funds' shares. The IMG Funds represents and warrants that no shares of the IMG Funds will be offered to the public until the IMG Funds' registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 has been declared or becomes effective.

         23. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 2203 Grand Avenue, Des Moines, Iowa 50312-5338, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect IMG's right to appoint a Sub-transfer Agent pursuant to Section 1 hereof.

         26. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Iowa.

         27. LIMITATION OF LIABILITY OF THE DIRECTORS AND SHAREHOLDERS. The names "IMG Funds" and "Directors of the IMG Funds" refer respectively to the IMG Funds created and the Directors, as directors but not individually or personally, acting from time to time under Articles of Incorporation dated as of November 14, 1994, to which reference is hereby made and a copy of which is on file at the officer of the Secretary of the State of Maryland and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The IMG Funds" entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capabilities, and are not binding upon any of the Directors, Shareholders or representatives of the IMG Funds personally, but bind only the assets of the IMG Funds, and all persons dealing with any series of shares of the IMG Funds must look solely to the assets of the IMG Funds belongs to such series for the enforcement of any claims against the IMG Funds.

         IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed all as of the day and year first above written.


                             IMG MUTUAL FUNDS, INC.



                                      By: _____________________________________
                                         David W. Miles, President








                             INVESTORS MANAGEMENT GROUP


                                      By: _____________________________________
                                         Mark A. McClurg, Vice-President

                                   Schedule A

                            TRANSFER AGENCY SERVICES

         1. Shareholder Transactions . a. Process shareholder purchase and redemption orders.

         b.       Set  up  account  information,   including  address,  dividend
                  option, taxpayer identification numbers and wire instructions.

         c.       Issue   confirmations  in  compliance  with  Rule  10  of  the
                  Securities Exchange Act of 1934, as amended.

         d.       Issued periodic statements for shareholders

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchasing of new shares through dividend reinvestment.

2.       Shareholder Information Services

         a. Make information available to shareholder servicing under and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders.

3.       Compliance Reporting

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Funds and shareholder income and capital gains.

         c.       Issue tax-withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (If applicable)

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b.       Account  for  separation  of  shareholder   investments   from
                  transaction sale charges for purchases of Fund shares.

         c. Calculate fees due under 12b-1 Plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       Shareholder Account Maintenance

         a.       Maintain all  shareholder  records for each account in the IMG
                  Funds.

         b.       Issue  customer  statements  on  scheduled  cycle,   providing
                  duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d.       Maintain account documentation files for each shareholder.

                                   Schedule B

                            TO THE TRANSFER AGREEMENT
                                     BETWEEN
                           IMG MUTUAL FUNDS, INC. AND
                           INVESTORS MANAGEMENT GROUP

         Name of Fund

         Vintage Equity Fund

         Vintage Aggressive Growth Fund

         Vintage Balanced Fund

         Vintage Municipal Bond Fund

         Vintage Bond Fund

         Vintage Income Fund

         Vintage Limited Term Bond Fund

         Liquid Assets Fund

         Government Assets Fund

         Municipal Assets Fund

                                   Schedule C

                               TRANSFER AGENT FEES

Annual Fees:

Daily dividend base fee                            $ 16 per shareholder account
Non-daily dividend base fee                        $ 14 per shareholder account

Annual Minimums:

Institutional transfer agent services:

Per class for less than 100 shareholder accounts:             $  10,000
Per class for 100 to 499 shareholder accounts:                $  18,000
Per class for 500 or more shareholder accounts:               $  24,000

Retail transfer agent services:

This schedule applies to any portfolio or class with any of the following features: combined statementing, 12b-1 fees, load features, checkwriting, auto-invest or auto-withdrawal processing or special database reports.

Per class for less than 100 shareholder accounts:             $  18,000
Per class for 100 to 499 shareholder accounts:                $  24,000
Per class for 500 or more shareholder accounts:               $  36,000

Multiple classes of shares:

Classes of shares, which have different net asset values or pay different daily dividends, will be treated as separate classes, and the fee schedule above, including the appropriate minimums, will be charged for each separate class.

Additional services:

Additional services such as IRA processing are subject to additional fees, which will be quoted upon request. Programming costs or data base management fees for special reports or specialized processing will be quoted upon request.

Out of pocket expenses:

IMG shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule C is attached.

                                   Schedule D

                                     REPORTS

I.       Daily Shareholder Activity Journal

II.      Daily Fund Activity Summary Report

         A.       Beginning Balance

         B.       Dealer Transactions

         C.       Shareholder Transactions

         D.       Reinvested Dividends

         E.       Exchanges

         F.       Adjustments

         G.       Ending Balance

III.     Daily Wire and Check Registers

IV.      Monthly Dealer Processing Reports

V.       Monthly Dividend Reports

VI.      Sales Data Reports for Blue Sky Registration

VII. Annual report by independent public accounts concerning IMG's shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.